Exhibit 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is entered into on January 13, 2025 and is between Derek C. Johnson (“Consultant”), and Solid Power Operating, Inc., a Colorado corporation (“Solid Power,” and together with Consultant, the “Parties”).

Article I

Services

1.01            Description of Services. Solid Power has retained Consultant to provide the services set forth in Exhibit A (the “Services”).

1.02            Independent Contractor Status. Consultant is an independent contractor under this Agreement. Nothing in this Agreement will be construed to create a partnership, joint venture, agency, or employment relationship between Consultant and Solid Power. Neither Consultant nor Solid Power will have authority to enter into agreements of any kind on behalf the other, or otherwise bind or obligate the other in any manner to any third party, by virtue of the relationship contemplated by this Agreement.

1.03            Method of Performance. Except as otherwise provided in Exhibit A, Consultant will have the right to determine the method and means of performing the Services. Solid Power will be entitled, however, to exercise general power of supervision and control over the work performed by Consultant and to inspect and approve that work. Consultant agrees to follow all reasonable suggestions or recommendations made by Solid Power with respect to the performance of the Services.

1.04            Records Retention. Consultant will maintain true and accurate records regarding the Services provided and associated transactions, and will retain those records for at least two years after termination of this Agreement.

Article II

Compensation, Expenses, and Payment

2.01            Compensation. In consideration of the Services performed, Solid Power will pay Consultant $37,500 per month (“Retainer”) for each full month of the Term (as defined below). The Retainer shall be paid on March 3, 2025, April 1, 2025, and May 1, 2025 to a bank account directed by Consultant in writing.

2.02            Reimbursement of Expenses. Solid Power will not be obligated to reimburse Consultant for or pay any charge, cost, or expense incurred by Consultant in furtherance of his, her, or its performance of Services or otherwise, except as approved by Solid Power in advance in writing.

2.03            Taxes. Consultant will be solely responsible for remitting and reporting all federal, state, and local taxes and related contributions attributable to the payments from Solid Power to Consultant for Services performed. Consultant further acknowledges and agrees that Consultant is an independent contractor for federal, state, and local income and employment tax purposes, including FICA and FUTA. However, Solid Power will provide applicable 1099 tax forms.

2.04            No Continued Vesting or Additional Equity Awards. Consultant agrees, effective as of the first day of the Term and for the purposes of the Solid Power, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) and the Solid Power, Inc. 2014 Equity Incentive Plan (the “2014 Plan”), that Consultant shall not be deemed to be a Service Provider (as defined in the 2021 Plan) or actively providing services to Solid Power or any Parent or Subsidiary (each as defined in the 2021 Plan) and that the Services do not constitute Continuous Service (as defined in the 2014 Plan). Consultant acknowledges and agrees that any unvested awards under the 2021 Plan and the 2014 Plan shall cease vesting and be forfeited on the first day of the Term and acknowledges that no equity awards will be granted to Consultant under the 2021 Plan during the Term.

Article III
Term and Termination of Agreement

3.01            Term. Consultant shall commence providing Services on February 1, 2025 (the “Effective Date”) and cease providing Services on May 1, 2025 (the “Term”). This Agreement shall automatically terminate at the completion of the Term.

3.02            Termination upon Breach. This Agreement may be terminated by Solid Power upon written notice to Consultant, or by Consultant upon written notice to Solid Power, in the event the Party receiving the notice materially breaches any obligation under this Agreement and fails to cure within ten days after written notice of the breach.

3.03            Effect of Termination. Upon any termination of this Agreement, any and all rights and obligations of the Parties under this Agreement will terminate, provided that Sections 1.04 and 2.03, and Articles IV, VI, and VII all rights, obligations or liabilities accrued under this Agreement prior to termination of this Agreement, and any other right, obligation or liability which by its nature or express duration extends beyond the termination of this Agreement, will survive termination and continue in effect indefinitely or for the duration expressed in the applicable section or article. Solid Power’s obligation to pay Consultant the Retainer will be prorated from the date of termination for breach of this Agreement by Consultant, and Solid Power will pay Consultant the pro-rated amount prior to the termination within 10 business days after the termination. The provisions of this Agreement that do not survive termination of this Agreement will nonetheless be controlling on, and will be used in construing and interpreting the rights and obligations of the Parties with regard to any dispute, controversy, or claim which may arise under, out of, in connection with, or relating to this Agreement.

Article IV
Trade Secrets; Intellectual Property Rights

4.01            Proprietary Information. Consultant agrees during the term of this Agreement and thereafter that it will take all steps reasonably necessary to hold Solid Power’s Proprietary Information provided to Consultant in the performance of the Services (as defined below) in trust and confidence, will not use Proprietary Information in any manner or for any purpose not expressly set forth in this Agreement, and will not disclose any such Proprietary Information to any third party without first obtaining Solid Power’s express written consent. “Proprietary Information” means (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of employees of Solid Power. In addition, notwithstanding any other provision of this Agreement to the contrary, Solid Power Work Product (defined below) shall constitute Proprietary Information. Notwithstanding the foregoing, Consultant is not prohibited from disclosing Proprietary Information that: (a) was previously known to Consultant before the disclosure thereof by Solid Power hereunder or under previous agreement; (b) is now or becomes in the future public knowledge other than by breach of this Agreement by Consultant; (c) is lawfully obtained by Consultant from a source which is independent of Solid Power and is not obligated to keep the information confidential; or (d) is required to be disclosed by judicial or administrative process, provided Consultant must promptly notify Solid Power and allow Solid Power a reasonable time to oppose that process, if appropriate, in the sole discretion of Solid Power.

4.02            Third Party Information. Consultant understands that Solid Power has received and will in the future receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Solid Power’s part to maintain the confidentiality of such information and use it only for certain limited purposes. Consultant agrees to hold Third Party Information provide to Consultant pursuant to this Agreement in confidence and not to disclose to anyone (other than Solid Power personnel who need to know such information in connection with their work for Solid Power) or to use, except in connection with Consultant work for Solid Power, Third Party Information unless expressly authorized in writing by Solid Power.

4.03            No Conflict of Interest. Consultant agrees during the term of this Agreement not to accept work or enter into a contract or accept an obligation, inconsistent or incompatible with Consultant’s obligations under this Agreement or the scope of services rendered for Solid Power. Consultant warrants that to it is under no obligation, contract or duty, which is inconsistent or incompatible with Consultant’s obligations under this Agreement. Consultant further agrees not to disclose to Solid Power, or bring onto Solid Power’s premises, or induce Solid Power to use any confidential information that belongs to anyone other than Solid Power or Consultant.

4.04            Prior Work Product. As used in this Agreement, the term “Work Product” means any Invention, whether or not patentable, and all related know-how, designs, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or other copyrightable or patentable works. Consultant agrees to disclose promptly in writing to Solid Power all Work Product which is solely or jointly conceived, made, reduced to practice, or learned by Consultant in the course of any Services performed for Solid Power (“Solid Power Work Product”). Consultant represents that any Work Product relating to Solid Power’s business or the Services which Consultant has made, conceived or reduced to practice at the time of signing this Agreement (“Prior Work Product”) has been disclosed in writing to Solid Power. Consultant agrees that any and all Inventions conceived, written, created, or first reduced to practice in the performance of Services under this Agreement shall be the sole and exclusive property of Solid Power.

4.05            Assignment of Solid Power Work Product. Consultant irrevocably assigns to Solid Power all right, title, and interest worldwide in and to Solid Power Work Product and all applicable intellectual property rights related to Solid Power Work Product, including without limitation, copyrights, trademarks, trade secrets, patents, moral rights, contract, and licensing rights (the “Proprietary Rights”). Except as set forth below, Consultant retains no rights to use Solid Power Work Product and agrees not to challenge the validity of Solid Power’s ownership in Solid Power Work Product. Consultant hereby grants to Solid Power a non-exclusive, royalty-free, irrevocable, and world-wide right, with rights to sublicense through multiple tiers of sublicensees, to reproduce, make derivative works of, publicly perform, and publicly display in any form or medium, whether now known or later developed, distribute, make, use, and sell any Prior Work Product incorporated or used in Solid Power Work Product for the purpose of developing and marketing Solid Power products. If Consultant has any rights to Solid Power Work Product that cannot be assigned to Solid Power, Consultant unconditionally and irrevocably waives the enforcement of such rights and all claims and causes of action of any kind against Solid Power with respect to such rights. If Consultant has any right to Solid Power Work Product that cannot be assigned to Solid Power or waived by Consultant, Consultant unconditionally and irrevocably grants to Solid Power during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed, such rights. Consultant agrees to cooperate with Solid Power or its designee(s), both during and after the term of this Agreement, in the procurement and maintenance of Solid Power’s rights in Solid Power Work Product, and to execute, when requested, any other documents deemed necessary by Solid Power to carry out the purpose of this Agreement.

4.06            Materials Containing Solid Power Information. Documents or other media or materials containing Solid Power information (including in electronic format) that Consultant is required to keep confidential hereunder will remain the property of Solid Power and those materials (along with all copies thereof, including those in electronic format) will be returned to Solid Power or destroyed, as directed by Solid Power, upon termination of this Agreement, or when otherwise requested by Solid Power.

Article V
Representations, Warranties, and Covenants

5.01            Consultant Representations, Warranties, and Covenants. Consultant represents, warrants, and covenants to Solid Power as follows:

(a)              Performance. All Services performed by Consultant will be performed in a workmanlike manner, with professional diligence and skill, and using sound and professional principles and practices in accordance with generally accepted industry standards.

(b)              Compliance with Policies. If Consultant performs Services on-site at a Solid Power location, Consultant agrees to comply with Solid Power’s policies and rules as are in effect from time to time, copies of which will be made available to Consultant upon request.

(c)              No Infringement. No work product produced by Consultant under this Agreement will infringe the rights of any third party under the intellectual property laws of the United States, any state, or any foreign country.

(d)              No Conflict. Consultant’s execution and performance of this Agreement does not and will not violate the legal or contractual rights of any third party.

(e)              Compliance. Consultant will observe and comply with all federal, state, and local laws, ordinances, regulations, rules, and standards that may apply to the Services.

(f)              Power and Authority. Consultant has the power and authority to execute, deliver, and perform this Agreement, which constitutes a valid and binding obligation of Consultant, enforceable against Consultant in accordance with its terms.

(g)              Non-Disparagement. Consultant agrees not to make any disparaging statement(s) to Solid Power’s clients, customers, or suppliers, or other members of the public that are knowingly false or made with reckless disregard for the truth about Solid Power; Solid Power’s employees, officers, or directors; or Solid Power’s past and present parent companies, subsidiaries, related entities, directors, officers, current and former employees, predecessors, successors, and assignees (including through communications with current or former employees of Solid Power). This non-disparagement provision extends to any form of communication, whether oral, written, or in any electronic form, including via social media. Nothing in this section, this Agreement, or any other agreement entered into with Solid Power: (i) will be interpreted or construed to prevent Consultant or Solid Power from giving truthful information to any law enforcement officer, court, administrative proceeding or as part of an investigation by any government agency, (ii) is intended to prohibit or restrain Consultant or Solid Power in any manner from making disclosures that are protected under federal law or regulation or under other applicable law or regulation (including disclosures that are protected under the whistleblower provisions of any federal or state law), (iii) prevents a non-managerial, non-supervisory employee from engaging in protected concerted activity under §7 of the NLRA or similar state law such as joining, assisting, or forming a union, bargaining, picketing, striking, or participating in other activity for mutual aid or protection, or refuse to do so and/or (iv) prevents Consultant from discussing or disclosing employee wages, benefits or terms and conditions of employment or information about unlawful acts in the workplace or unfair employment practices, such as harassment or discrimination or any other conduct that Consultant has reason to believe is unlawful.

Article VI
Indemnification

6.01            Indemnification by Consultant. Consultant will indemnify, hold harmless, and defend Solid Power and its affiliates, and their respective managers, members, officers, directors, employees, agents, and advisors, from and against, and will reimburse those indemnified parties with respect to, any and all claims, demands, causes of action, proceedings, losses, damages, debts, expenses, liabilities, fines, penalties, deficiencies, judgments, or costs, including reasonable attorney fees, court costs, amounts paid in settlement, and costs and expenses of investigations, at any time and from time to time asserted against or incurred by any of those indemnified parties arising out of, in connection with, resulting from or by reason of (a) any breach of this Agreement by Consultant, or (b) any negligent or willful act or omission of Consultant in connection with this Agreement or the performance of the Services. Solid Power will have the right to set-off against all sums payable to Consultant under this Agreement, any and all sums payable to Solid Power under this Section 6.01.

6.02            Indemnification by Solid Power. Solid Power will indemnify, hold harmless, and defend Consultant and its managers, members, officers, directors, employees, agents, and advisors from and against, and will reimburse those indemnified parties with respect to, any and all claims, demands, causes of action, proceedings, losses, damages, debts, expenses, liabilities, fines, penalties, deficiencies, judgments, or costs, including reasonable attorney fees, court costs, amounts paid in settlement, and costs and expenses of investigations, at any time and from time to time asserted against or incurred by any of those indemnified parties arising out of, in connection with, resulting from or by reason of (a) any breach of this Agreement by Solid Power, or (b) any negligent or willful act or omission of Solid Power in connection with this Agreement or the performance of the Services.

Article VII
General Provisions

7.01            Binding Nature of Agreement; No Third Party Beneficiaries. All the terms and provisions of this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, and personal representatives. It is not the intention of the Parties to confer third party beneficiary rights upon any other third party.

7.02            No Exclusive Agreement. This is not an exclusive agreement. Solid Power is free to engage others, and Consultant is free to accept engagement by others, to provide services the same as or similar to the Services.

7.03            Assignment. Consultant may not assign, delegate, or transfer (including by operation of law) to any third party any of its rights or obligations hereunder, or subcontract its performance hereunder, without the prior written consent of Solid Power.

7.04            Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction). Except as otherwise provided in this Agreement, in any action between the Parties arising out of or relating to this Agreement: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of any federal or state court sitting in Denver County, Colorado and any appellate court therefrom; (b) irrevocably waives any objection that it may now or hereafter have to the venue of any such action in any such court or that such action was brought in an inconvenient court and agrees not to plead or claim the same; and (c) agrees that it will not bring any action relating to this Agreement or the Services in any court other than the aforesaid courts.

7.05            Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and personally delivered, sent by electronic mail, or sent by overnight courier service to the addresses specified below. A notice shall be deemed to have been received if given in writing and addressed as provided below, and if either (a) actually delivered in fully legible form to such address (evidenced in the case of electronic mail by confirmation of transmission by the sender to the intended recipient) or (b) on the first business day following the date of dispatch, if delivered by a recognized next-day courier service, costs prepaid, in each case if sent to such Party at its address or email address set forth below:

Notices to Consultant will be addressed to:	Derek Johnson [***]

Notices to Solid Power will be addressed to:	Solid Power Operating, Inc. 486 S. Pierce Ave, Suite E Louisville, CO, 80027, USA Attn: Legal Department

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

7.06            Entire Agreement. This Agreement, including the exhibits and other attachments hereto referenced herein, if any, contains the entire agreement among the Parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

7.07            Amendment. Except as otherwise provided herein, this Agreement may not be modified or amended other than by an agreement in writing signed by duly authorized representatives of each of the Parties.

7.08            No Waiver. No failure or delay by any Party in exercising any right, power, or privilege hereunder will operate as a waiver of any right, power, or privilege hereunder. No waiver of any default on any one occasion will constitute a waiver of any subsequent or other default. No single or partial exercise of any right, power, or privilege will preclude the further or full exercise thereof.

7.09            Severability. The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any one or more of the provisions of this Agreement, as determined by a court of competent jurisdiction, will not affect the validity and enforceability of the other provisions of this Agreement. The Parties will negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose.

7.10            Remedies. The rights and remedies of the Parties with respect to failure of a Party to comply with the terms of this Agreement are not exclusive, the exercise thereof will not constitute an election of remedies and the aggrieved Party will in all events be entitled to seek whatever additional remedies may be available in law or in equity.

7.11            Counterparts. This Agreement may be executed in any number of counterparts (including by portable document format (PDF) or other electronic format), each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement will become effective when duly executed by each Party. The Parties will be entitled to rely on delivery by electronic scan of an executed copy of this Agreement, and such copy will be effective to create a valid and binding agreement between the Parties in accordance with the terms hereof.

7.12            Publicity. Consultant will not use any Solid Power trademark, name, or logo in any publicity release, advertising, or other promotional activity nor will it originate any publicity, news release, or other public announcement, written or oral, relating to this Agreement without the prior written consent of Solid Power.

7.13            Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The Parties intend that each representation, warranty, covenant, and agreement contained in this Agreement shall have independent significance. If any Party has breached any such representation, warranty, covenant, or agreement, then the fact that such Party has not breached another representation, warranty, covenant, or agreement relating to the same subject matter (regardless of the relative levels of specificity) shall not, in any way, detract from or mitigate the breach. Any reference to any federal, state, local, or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words, “without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. Any reference in this Agreement to gender shall include all genders, including the neuter, and words imparting the singular number only shall include the plural and vice versa. References to sections, exhibits, or schedules refer to the section of, or exhibits or schedules to, this Agreement, unless otherwise expressly indicated. References to “$” or to “dollars” shall mean the lawful currency of the United States of America.

7.14            Headings. The headings contained in this Agreement are for convenience of reference only and will not be considered in construing this Agreement.

7.15            Incorporation of Exhibits. The exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement effective as of the date set forth in the introductory paragraph.

CONSULTANT

/s/ Derek C. Johnson
Derek C. Johnson

Solid Power

Solid Power Operating, Inc.

By:	/s/ John Van Scoter
Name:	John Van Scoter
Title:	President and Chief Executive Officer

Signature Page to Consulting Agreement

Exhibit A

Description of Services

Consultant currently serves as Chief Operating Officer of Solid Power and, in such role, Consultant is familiar with the operations of Solid Power. Consultant has provided notice to Solid Power that Consultant will resign from the position of Chief Operating Officer, effective as of February 1, 2025. In order to ensure an orderly transition of Consultant’s duties and transfer of knowledge to Solid Power, Consultant shall make himself reasonably, as reasonably agreed between the Parties, available to answer questions from Solid Power during the Term. The Parties may communicate through e-mail or telephonically. Consultant will not be required to visit Solid Power’s offices.